EXHIBIT 10.1

PROMISSORY NOTE

US$500,000

February 4, 2026

FOR VALUE RECEIVED, the undersigned, C.M. Composite Materials Ltd, a company incorporated under the laws of the State of Israel (the “Borrower”), hereby unconditionally promises to pay to the order of VisionWave Holdings, Inc. (the “Lender”), at such place as the Lender may designate in writing, the principal sum of Five Hundred Thousand United States Dollars (US$500,000), or such lesser amount as may be outstanding, together with any other amounts due hereunder, in lawful money of the United States of America.

1. Disbursement. The principal amount of this Note was advanced by the Lender to the Borrower on or prior to February 5, 2026.

2. Repayment. The entire outstanding principal amount of this Note, together with all accrued and unpaid interest (if any) and any other amounts due hereunder, shall be due and payable in full on December 31, 2027 (the “Maturity Date”), unless repaid earlier at the option of the Borrower or accelerated as provided herein.

3. Interest. No interest shall accrue on the outstanding principal amount of this Note unless an Event of Default (as defined below) has occurred and is continuing, in which case interest shall accrue on the overdue amounts at a rate of 5% per annum (or the maximum rate permitted by applicable law, if lower) from the date of such Event of Default until cured or paid in full.

4. Prepayment. The Borrower may prepay this Note in whole or in part at any time without premium or penalty.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

a. Failure by the Borrower to pay the principal amount or any other amount due hereunder when due, provided such failure continues for more than thirty (30) days after the Maturity Date;

b. The appointment of a receiver or trustee to take possession of all or substantially all of the property or assets of the Borrower, provided a petition for the cancellation or annulment of such appointment is not filed within sixty (60) days of its initiation;

c. The Borrower makes a general assignment for the benefit of creditors;

d. The commencement by the Borrower of any liquidation or insolvency proceedings, the adoption of a winding-up resolution by the Borrower, or the calling by the Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with such creditors.

6. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option and in its sole discretion, declare the entire outstanding principal amount, together with all accrued interest and other amounts due hereunder, immediately due and payable without further notice or demand. The Lender’s rights hereunder may be waived in whole or in part by the Lender in its sole discretion.

7. Governing Law. This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to any choice of law or conflict of law provisions. Each party hereto irrevocably submits to the exclusive jurisdiction of the competent courts of Israel over any suit, action, or proceeding arising out of or relating to this Note.

8. Miscellaneous. This Note may be executed in counterparts, each of which shall be deemed an original. The Borrower waives presentment, demand, protest, and notice of dishonor. No delay by the Lender in exercising any right shall operate as a waiver thereof.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized representative as of the date first written above.

C.M. Composite Materials Ltd.

By:
Name:	Matania (Mati) Moskovich
Title:	CEO